Contacts:
          Community Central Bank Corp. - Ray Colonius - P:586 783-4500
          Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES Q1 EARNINGS
For Immediate Release

First Quarter 2007 Highlights

  Assets total $521 million
  Trust and Wealth management continues to expand with $133 million of Assets under Management
  The Corporation completes trust preferred securities issuance

MOUNT CLEMENS, Mich., May 3, 2007 -- Community Central Bank Corporation (Nasdaq:CCBD), the holding company for Community Central Bank, today reported earnings for the quarter ended March 31, 2007. Net income for the first quarter of 2007 was $658,000, or $0.16 per diluted share, down 6.4% from $703,000, or $0.17 per diluted share for the first quarter ended 2006.

David A. Widlak, President and CEO commented, "Despite the challenging banking environment we have faced, we are pleased with our progress in executing our business plan initiatives. The banking industry as a whole continues to be challenged by a difficult interest rate environment and we continue to see signs of economic stress in our marketplace. We are encouraged that one of our key initiatives, diversification of our revenue base, has continued to progress through our continued growth in our trust and wealth management divisions."

In connection with reporting its first quarter earnings, Community Central Bank Corporation announces its early adoption of the financial accounting fair value standards, SFAS 159 and concurrent adoption of SFAS 157. As a result of these adoptions, certain financial instruments were moved to a fair value classification. The adoption of the fair value standards had a net positive after tax impact of approximately $150,000 on first quarter earnings. The cumulative reduction to opening retained earnings from adopting these standards was approximately $420,000. Further information pertaining to the adoption will be disclosed in the Corporation's March 31, 2007 10-Q.

Total revenue, comprised of net interest income and noninterest income, was $4.3 million for the first quarter of 2007, unchanged from the first quarter of 2006. Net interest income for the first quarter of 2007 was $2.9 million, a decrease of 7.4% from the first quarter of 2006. The decrease was reflective of a 41 basis point decline in net interest margin to 2.59% over the same time period and a 7 basis point decrease from the fourth quarter of 2006. The net interest margin in the first quarter 2007 was temporarily affected by excess liquidity, which was due in part to the Corporation's acquisition of the previously announced $18 million trust preferred issuance.

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Community Central Bank Corp.
Q1-2007 results

Additionally, net interest margin would have remained unchanged from the prior quarter except for the effect of recognition of interest income reversal on nonaccrual loans.

A $50,000 provision was made to the allowance for loan losses in the first quarter of 2007, based upon management's review of the risks inherent in the loan portfolio and the level of our allowance for loan losses. Net loan charge-offs for the first quarter of 2007 totaled 17 basis points on an annualized basis. Total nonperforming assets as a percentage of total assets was 0.98% at March 31, 2007, compared to 0.96% at December 31, 2006. The allowance for loan losses was $3.7 million at March 31, 2007, or 1.01% of total loans versus $3.8 million or 1.04% at December 31, 2006.

Noninterest income in the first quarter of 2007 was $1.4 million, an increase of $216,000, or 18.0%, compared to the first quarter of 2006. The increase was largely due to noninterest income recognized from net increases in fair value of selected financial asset and liability instruments connected with the adoption of the fair value standards noted above. Fiduciary income from trust services represented $87,000 for the first quarter 2007, which was an increase of $20,000 or 29.9% from the first quarter of 2006. Noninterest income from Wealth Management services was $49,000 for the first three months of 2007, compared to no fee income for the first three months of 2006, as the division was being organized during this period.

Noninterest expense was $3.5 million for the first quarter of 2007 and was relatively unchanged from the first quarter of 2006, increasing $44,000 or 1.29% as the Corporation continues to place emphasis on cost controls.

At March 31, 2007, the Corporation's total assets were $520.9 million, an increase of $15.9 million from December 31, 2006. Total loans of $366.2 million remained stable for the quarter, decreasing $1.1 million or less than one half percent. Commercial loan growth of $3.5 million during the first quarter of 2007 was adversely affected by large loan payoffs. Residential mortgage loans decreased $4.1 million during the quarter, as this coincides with the Corporation's strategic plan to change the relative loan mix by reducing the portion of lower yielding residential mortgages and increasing the relative mix of higher yielding commercial loans. Total deposits of $341.4 million decreased $14.4 million during the first quarter. The decrease was entirely due to a $22.2 million decrease in time deposits. The decrease in time deposits was due to maturities of higher cost brokered time deposits. Partially offsetting the decrease in time deposits was an increase of $7.8 million from December 31, 2006 in core deposits, representing checking, NOW, money market and savings accounts. Total stockholders equity of $36.1 million decreased $614,000 from December 31, 2006 and was attributable to the Corporation's common stock repurchase program and the aforementioned early adoption of fair value standards.

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Community Central Bank Corp.
Q1-2007 results

The Corporation recently announced a 5% stock dividend, payable June 1, 2007, to shareholders of record on May 1, 2007.

About the Company: Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates three full service facilities, in Mount Clemens, Rochester Hills, and Grosse Pointe Farms, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area, Central and Northwest Indiana, Northern Illinois and Raleigh, North Carolina. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data

	Three months ended March 31,
	Unaudited 2007	Unaudited 2006
	(In thousands)
OPERATIONS
Interest income
Loans	$6,852	$6,028
Taxable securities	667	771
Tax-exempt securities	334	278
Federal funds sold	255	37
Total interest income	8,108	7,114

Interest expense
Deposits	3,720	2,700
Rep Agreements and Fed Funds	160	93
FHLB Advances	921	959
ESOP loan interest	2	3
Subordinated debentures	394	215
Total interest expense	5,197	3,970

Net Interest Income	2,911	3,144

Provision for loan losses	50	50
Net Interest Income after Provision	2,861	3,094

Noninterest income
Fiduciary income	87	67
Deposit service charges	88	82
Net realized security gains	---	---
Other income	1,243	1,053
Total noninterest income	1,418	1,202

Noninterest expense
Salaries, benefits and payroll taxes	2,143	2,105
Occupancy expense	452	466
Other operating expense	865	845
Total noninterest expense	3,460	3,416

Income before taxes	819	880

Provision for income taxes	161	177
Net Income	$658	$703
Memo: Net interest income (fully tax-equivalent)	3,084	3,288

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Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data - continued

	Three months ended March 31,
	2007	2006
PER SHARE DATA
Basic earnings per share	$0.17	$0.18
Diluted earnings per share	$0.16	$0.17
Book value per share	$9.18	$8.92
Basic average shares outstanding (000's)	3,982	4,004
Diluted average shares outstanding (000's)	4,043	4,078
Actual shares outstanding (000's)	3,929	4,028

Net interest margin (fully tax-equivalent)	2.59%	3.00%

Average and outstanding shares have been retroactively adjusted for stock dividends.

Condensed Balance Sheet

	Unaudited March 31, 2007	Unaudited December 31, 2006
	(In thousands)
Assets
Cash and equivalents	$31,841	$24,726
Investments	95,445	86,473
Residential mortgage loans held for sale	3,932	3,441
Loans	366,187	367,282
Allowance for loan losses	(3,709)	(3,815)
Other Assets	27,226	26,921
Total Assets	$520,922	$505,028
Liabilities and stockholders' equity
Deposits	$341,414	$355,856
Repurchase agreements	31,522	15,688
Federal Home Loan Bank Advances	80,353	83,528
Other liabilities	2,768	2,981
Subordinated debentures	28,814	10,310
Stockholders' equity	36,051	36,665
Total Liabilities and Stockholders' Equity	$520,922	$505,028

Condensed balance sheet data contains adjustments for fair value option SFAS 159

OTHER DATA

Allowance for loan losses to total loans	1.01%	1.04%
Nonperforming loans to total loans	1.37%	1.29%
Nonperforming assets to total assets	0.98%	0.96%
Stockholders' equity to total assets	6.92%	7.26%
Tier 1 Leverage Ratio	9.40%	9.01%

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